EXHIBIT 10.3
EMPLOYMENT AGREEMENT
BY AND BETWEEN
HARTVILLE GROUP, INC.
AND
CHRISTOPHER EDGAR
EFFECTIVE: January 20, 2006

EMPLOYMENT AGREEMENT

i

11.5 Applicable Law	10
11.6 Headings	10
11.7 Binding Effect; Successors and Assigns	10
11.8 Waiver	10
11.9 Warranty and Capacity to Contract	10
11.10 Arbitration	11
11.11 Remedies	11
11.12 Survival	11

ii

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) effective as of January 20, 2006 (the “Effective Date”) by and between HARTVILLE GROUP, INC. (the “Company”) a Nevada corporation, and CHRISTOPHER EDGAR (“Executive”).
WITNESSETH THAT
WHEREAS, the Company desires to employ Executive in accordance with the terms of this Agreement and Executive desires to be so employed by the Company; and
WHEREAS, the parties desire to set forth the employment understanding and terms and conditions of employment in a written agreement; and Executive wishes to accept such employment upon the terms and subject to the conditions hereinafter set forth;
NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:
1.	EMPLOYMENT

1.1	General Duties and Title

On the Effective Date, the Company hereby employs Executive with the title/s designated in Exhibit A (the “Position Description”) attached hereto and forming a part of this Agreement.

Executive’s primary responsibilities and duties are as described in Exhibit A. The primary responsibilities and duties of the Executive may be altered or amended by either (i) the mutual agreement of the Company and the Executive; or (ii) the establishment of new or modified duties, as determined by the Chief Executive Officer (the “CEO”) after consultation with the Board of Directors of the Company (the “Board”). Any modifications or alterations to the duties assigned to the Executive will be consistent with the customary duties of a Chief Marketing Officer and the education, background and experience of the Executive. Executive shall faithfully and substantially perform for the Company all such duties. Executive shall report to and take direction primarily from the CEO. With consent, the Executive agrees to act in the capacity of a board member or officer of such subsidiaries as he may be appointed without remuneration other than the remuneration to which Executive is otherwise entitled under this Agreement.

Services rendered by Executive shall be rendered in accordance with recognized insurance and financial industry standards and recognized codes of conduct or ethics. Executive shall further promote and enhance the business purposes of the Company by entertainment and other means, including participation in professional organizations and activities, attendance at insurance, financial, or industry conventions and seminars, and membership in insurance or financial industry societies. Any expenses associated with the foregoing shall be paid directly, or reimbursed to the Executive, by the Company.

2.	TERM

The employment of Executive hereunder shall commence on the Effective Date (the date coinciding with each one (1) year anniversary of the Effective Date shall be referred to as an “Anniversary Date”) and shall, unless this Agreement is sooner terminated as provided in Section 9 hereof, continue for two (2) years from the Effective Date (the “Initial Term”) and thereafter for additional one (1) year terms, provided however, that if written notice of termination of this Agreement is given by either party to the other party at least ninety (90) days prior to an Anniversary Date (the first of which shall be the last day of the Initial Term), then this Agreement shall terminate no later than the Anniversary Date next following the date of such notice.

3.	REMUNERATION

The Company will pay, or provide, to Executive as compensation for services to be rendered under Section 1 hereof, the following amounts:
(a)	Grant of Restricted Stock

On the Effective Date, the Company shall grant to Executive 2,000,000 shares of its Restricted Common Stock pursuant to a Restricted Stock Agreement, a copy of which is attached as Exhibit B and incorporated herein and on or prior to January 2, 2007 (the “Subsequent Grant Date”), the Company will grant to Executive an additional 1,000,000 shares of the Company’s Restricted Common Stock pursuant to a restricted stock agreement with terms and conditions substantially similar to the agreement attached as Exhibit B and shall provide that 250,000 shares shall vest on each of March 31, June 30, September 30 and December 31, 2007.

(b)	Non-Statutory Stock Option Plan

As soon as reasonably practicable after the execution of this Agreement, the Company shall grant to Executive options to purchase 500,000 shares of the Company’s Common Stock under a nonstatutory stock option plan to be adopted by the Company and the grant shall be as set forth on Exhibit C attached hereto and incorporated herein. In addition, the Company shall grant an additional 500,000 options to purchase shares of the Company’s Common Stock on the Subsequent Grant Date. The grant of such options shall be under a nonstatutory stock option plan to be adopted by the Company and the grant shall be as set forth in an agreement substantially similar to Exhibit C and shall provide that 125,000 shares shall vest on each of March 31, June 30, September 30 and December 31, 2007.

Notwithstanding the foregoing, in the event that a proposed “Change of Control” (as defined herein) occurs prior to the Subsequent Grant Date, the grant of restricted stock and options that are scheduled to be made on the Subsequent Grant Date shall instead by made prior to the execution of an agreement which would result in a Change of Control, if the transactions contemplated by such agreement were consummated.

For the purposes of this Agreement, “Change of Control” means (i) any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”) (other than a current 10% beneficial owner (as defined in Rule 13d-3 under the Act) of the Company’s securities) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then issued and outstanding securities of the Company or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company, whether by sale of assets, merger or otherwise.
(c)	Bonus Plans

In addition, if approved by the Board of Directors the Executive may be eligible to participate in any bonus plan of the Company upon the same terms and conditions as other senior executives of the Company.
4.	WITHHOLDING

Executive agrees that the Company shall withhold from any and all payments required to be made to Executive pursuant to this Agreement all actual or potential Federal, State, local and/or other taxes the Company determines are required or potentially will be required, to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

5.	INSURANCE AND OTHER BENEFIT PLANS

Executive shall be entitled, during the period of employment with the Company, to participate in (i) the life insurance and disability insurance plans available to executives of the Company, including such accidental death or other benefits as may be provided under such plans, and (ii) the health and dental and vision plans available to officers (and their immediate families) of the Company, and (iii) such other employee benefit plans, including all employee welfare benefit plans and employee pension benefit plans, that currently are or will be made generally available to executives and salaried employees of the Company. Participation by or inclusion of the Executive in any benefit plan maintained by the Company shall be provided only to the extent that the Executive is eligible under the terms and conditions of the applicable plan and, if required pursuant to the plan, the employee meets any insurance underwriting or other conditions validly required by the provider or carrier of the plan or the contracts, policies, or other terms of eligibility or participation issued in connection with the plan.
6.	VACATIONS, ILLNESS AND HOLIDAYS

Without any loss or reduction of remuneration, Executive shall be entitled to be absent from Executive’s duties with the Company by reason of vacation or illness for four (4) weeks for each twelve (12) month period during the term of this Agreement. In addition, the Executive shall be entitled to such national and religious holidays as generally approved by the Company. The Executive shall not be entitled to carry forward any unused sickness, vacation or holiday time accrued during a year to successive years of this Agreement.

7.	BUSINESS EXPENSES

The Company recognizes that, in connection with Executive’s performance of his duties, functions and responsibilities hereunder, Executive will incur certain reasonable and necessary business expenses, including, but not limited to, travel to and from New York and Ohio and lodging costs in Ohio. The Company agrees to pay or promptly reimburse Executive, but not less frequently than monthly, for all such reasonable business expenses, which are incurred in connection with the Company’s business, upon the presentation of statements setting forth the nature and amount of such expenses in reasonable detail, in accordance with the Company’s generally applicable guidelines and procedures from time to time; provided, that, with respect to the travel and lodging costs described in this Section 7, the Company shall pay such expenses directly.

In addition, the Company shall reimburse the Executive for 100% of his legal fees (up to a maximum of $6000) associated with the preparation and negotiation of this Agreement and the agreements set forth in Exhibits B and C immediately upon presentation of the billing statements for such legal fees.

8.	INDEMNIFICATION

The Company shall indemnify, defend and hold harmless Executive, and shall cause each applicable entity controlled by the Company (defined for purposes of this Section 8 as a “Subsidiary”) to indemnify, defend and hold harmless Executive for general directors and/or officers liability in the normal course of Executive’s services on Company business or Subsidiary business, to the fullest extent allowed by Nevada law and the bylaws of the Company. To the extent that a Subsidiary does not fully indemnify the Executive, the Company shall be responsible for such indemnification.

To secure its indemnification obligations the Company has and shall maintain in full force and effect through the term of this Agreement directors and officers insurance coverage as determined by the Company, but in no event in an amount less than $2 million. The use of the Company’s insurance coverage or policy to secure its or any Subsidiary’s indemnification obligation shall not, however, limit the obligation of the Company or any Subsidiary to indemnify the Executive for claims or expenses either below the annual or periodic deductible limit in the policy or in excess of the policy limits or for items or events not covered by the policy.

To the extent provided in the Company’s bylaws, the Company shall be obligated, and shall cause each applicable Subsidiary, to pay the claims or expenses of the Executive required under this Section 8, including defense cost, directly to the third party to whom payment is due and owing, without the necessity of the Executive making such payment and seeking reimbursement from the Company or the Subsidiary.

To the extent that the Executive is successful on the merits or otherwise in defense of any action, suit, or proceeding, or in defence of any claim, issue or matter brought against the Executive, the Executive shall be indemnified by the Company, and the Company shall cause each applicable Subsidiary to indemnify the Company, against all expenses, including defense and legal fees, incurred by the Executive.

The provisions of this Section 8 shall survive the termination or expiration of Executive’s employment under this Agreement irrespective of the reason for such termination, provided that nothing herein shall be construed to provide Executive with any greater coverage or coverage for any period longer than Executive would have been entitled to receive under the terms of such insurance policy referred to herein (other than deductible and policy dollar limits).

9.	TERMINATION OF EMPLOYMENT

9.1	Termination by the Company for Cause

In the event that Executive is removed from office by the Company for Cause (as hereinafter defined), the employment of Executive under this Agreement shall terminate and Executive shall be entitled to receive all remuneration and benefits accrued hereunder to the date of such termination except for unvested Restricted Stock and Options granted hereunder and insurance which would by its terms lapse.

No other or further payment of benefits under this Agreement will be due upon termination for Cause, except as required by law, or under the Company’s insurance and other employee benefit plans and the procedures referred to in Sections 5 and 7.

9.2	Definition of Cause

For purposes of this Agreement, the term “Cause” shall mean (i) any wilful material neglect by Executive, or material failure by Executive to substantially perform the duties and responsibilities of the Executive’s office or offices (other than any such failures resulting from Executive’s incapacity due to illness or injury), or (ii) any gross malfeasance or gross misconduct by Executive in connection with the performance of any of the duties or responsibilities or otherwise which would, in the view of a reasonable person, be materially prejudicial to the interests of the Company or any of its affiliates if Executive were retained in the respective office or offices, including without limitation, conviction of a felony, or (iii) formal admission to a felony or crime of moral turpitude, dishonesty, breach of trust or unethical business conduct or any crime involving the Company, or (iv) repeated material failure to adhere to the policies and lawful and ethical directions of the CEO or the Board of Directors, or failure of the Executive to devote sufficient time and efforts to the business of the Company and the duties and responsibilities hereunder so as to result in material impairment of the Executive’s performance hereunder, and with respect to 9.2.(i) or 9.2.(ii) or 9.2.(iv) herein, there has been a failure to cure such breach or a failure to modify Executive’s conduct within 30 days of receiving written notice of such breach specifying the factual reasons supporting the proposed dismissal for Cause. If the reason for Cause specified by the Company is cured by the Executive, such reason shall no longer apply for a Cause termination.

9.3	Determination of For Cause Termination

A determination of a for Cause termination shall be made by the Company as follows:
(a)	The CEO shall first make a preliminary determination that the Executive should be reviewed for discharge for Cause. The Company will not be required to provide any preliminary notice to the Executive of its intention to investigate the possible discharge of the Executive for Cause.

(b)	After investigating the circumstances surrounding the possible for Cause termination of the Executive, the Company, through the CEO, may immediately relieve or suspend the Executive from the Executive’s position by providing notice to the Executive. Upon notice of the suspension, the Executive shall immediately vacate the premises and remove all personal property from the premises of the Company. The Company shall have the absolute right to review any and all material in the possession of the Executive on the Company premises to determine those items, which are proprietary to the Company. After sorting the appropriate items, all personal items shall be delivered to the Executive at the location designation reasonably selected by the Executive.

(c)	After concluding its investigation, the Company, through the CEO, shall make a determination whether the Executive should be discharged for Cause. The determination for discharge for Cause shall be timely communicated in writing to the Executive in accordance with Section 9.2.

(d)	Until terminated, notwithstanding that any of the foregoing procedures are taking place, or have taken place, the Executive shall be entitled to and shall continue to accrue all remuneration and benefits provided for under this Agreement, including, but not limited to, vesting of Restricted Stock and Options.

9.4	Termination by the Company Without Cause and for Good Reason

The Company expressly reserves the right to terminate the employment of the Executive without Cause (upon at least sixty (60) days prior written notice to the Executive) and the Executive may terminate his employment for “Good Reason (as defined below) upon thirty (30) days prior written notice. For the purposes of this Agreement, “Good Reason” means, without the Executive’s prior written consent (i) a material reduction or diminution of the Executive’s duties, title or reporting relationship as set forth in this Agreement, (ii) any breach of this Agreement by the Company, (iii) the Company requiring the Executive’s principal office to be based at any location other than Canton, Ohio or New York City in the borough of Manhattan, (iv) any failure by the Company to cause any successor to the Company to expressly assume all of the Company’s obligations under this Agreement or (v) as set forth in the following paragraph with respect to the subsequent grant of Restricted Stock and Options.

In the event that the Executive’s employment is terminated without Cause or with Good Reason, the Executive shall be entitled to receive immediate vesting of all Restricted Stock and Options which vested prior to such termination or which would vest within six (6) months of such termination. In addition, in the event that the Company’s Common Shares are not made available by July 31, 2006 to allow for the subsequent grant of Restricted Stock and Options, or the subsequent grant of Restricted Stock or Options is not made for any reason on the Subsequent Grant Date, Executive shall be entitled to terminate this Agreement with Good Reason. Upon such termination for Good Reason, or if the Executive is terminated prior to the grant on the Subsequent Grant Date or any other reason (except for Cause) after July 1, 2006; (a) with respect to the initial grant of Restricted Stock, all such Restricted Stock shall be immediately vested and all applicable restrictions shall lapse and all Stock Options previously granted shall be fully and immediately vested and exercisable.

9.5	Voluntary Termination by the Executive

Executive shall be entitled, with not less than sixty (60) days written notice, to voluntarily terminate employment with the Company. If Executive elects such termination, Executive shall also be entitled to ownership or exercise any vested Restricted Stock or Options.

Even though the Executive is required to give not less than sixty (60) days advance written notice, the Company shall have the option to require that the Executive discontinue service on behalf of the Company at any time upon receipt of advance written notice of the Executive’s election to terminate; provided, however, that in such event the Company shall continue the vesting of all Restricted Stock and Options during such period.

9.6	Disability Termination

The Executive’s employment shall terminate if the Executive becomes so disabled as to be unable to substantially perform the services of the character contemplated by this Agreement, and such disability continues for a period of ninety (90) consecutive days. The Executive’s employment shall terminate at the conclusion of the 90-consecutive day disability. In such event, the Executive shall be entitled to receive immediate vesting of all Restricted Stock and Options which vested prior to such termination or which would vest within six (6) months of such termination.

For purposes of this Agreement the term “disability” or “disabled” shall mean a physical or mental condition resulting from a bodily injury or disease or mental disorder which renders the Executive incapable of engaging in substantial gainful activity of the character contemplated by this Agreement and which can be expected to be of a long and continued duration with or without reasonable accommodation. The disability of the Executive shall be determined by the Board based upon competent medical authority. The determination of a disability may be made by the Board independent of such determination being made under any other disability insurance plan sponsored or funded by the Company.

9.7	Termination Due to Executive’s Death

This Agreement shall terminate if the Executive shall die. Upon termination, the Executive’s legal representatives shall be entitled to receive immediate vesting of all Restricted Stock and Options which vested prior to such termination or which would vest within six (6) months of such termination. With respect to benefit entitlement under the Company’s plans or programs, the Executive’s legal representatives shall only be permitted to such rights or benefits as otherwise provided in those plans or programs.

10.	RESTRICTIVE CONVENANTS; CONFIDENTIALITY; OWNERSHIP OF PROCEEDS OF EMPLOYMENT

10.1	Solicitation of Employees; Customers; Agents or Representatives etc.

Executive agrees that, during the term of employment hereunder, and for a period of one (1) year after the Company no longer employs Executive, Executive shall not, directly or indirectly:
(a)	solicit, entice, persuade or induce any individual who is then or has been within the preceding six-month period, an employee of the Company or any of its subsidiaries or affiliates, to terminate his or her employment with the Company or any company controlled by or under common control with the Company (defined for purposes of this Section 10 as an “Affiliate”), or to become employed by or enter into contractual relations with any other individual or entity, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity; or,

(b)	except in accordance with Executive’s duties hereunder, solicit, entice, persuade or induce any individual or entity which is then, or has within the preceding twelve month period been, a customer, distributor or supplier, or policy owner, agent or representative of the Company or any of its Affiliates to terminate or materially reduce his, her or its contractual or other relationship with the Company or any of its subsidiaries or affiliates, and the Executive shall not approach any such customer, distributor, supplier, policy owner, agent or representative for such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity.
10.2	Confidential Records

In the course of employment, Executive will have access to confidential information, records, data, specifications, and other knowledge owned by the Company or its subsidiaries or affiliates. Executive agrees that at no time during or after the term of employment shall the Executive remove or cause to be removed from the premises of the Company or its subsidiaries or affiliates, any record, file, memorandum, document, equipment or like item relating to the business of the Company or its subsidiaries or affiliates except in furtherance of Executive’s duties hereunder, and immediately following the termination of Executive’s employment hereunder or at any other time at the request of the CEO or the Board of Directors, all such records, files, memoranda, documents, equipment and like items then in Executive’s possession will promptly be returned to the Company. Executive further agrees that, during and after the term of employment, Executive shall not without the written consent of the Company or a person authorized thereby, disclose to any person, other than an employee of the Company its subsidiaries or affiliates or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of duties as an executive of the Company, any confidential information obtained by Executive while in the employ of the Company with respect to any business methods, plans, policies, products and/or personnel of the Company or its subsidiaries or affiliates, the disclosure, including speaking with the press, of which would, in the view of a reasonable person, be injurious or damaging to the business of the Company or its subsidiaries, or affiliates, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive), any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or any information required to be disclosed under applicable law or an order of court or a governmental agency with jurisdiction.

10.3	Ownership of Proceeds of Employment

Executive acknowledges that the Company shall be the sole owner of all the fruits and proceeds of the Executive’s services hereunder, including without limitation all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other properties relating to the businesses of the Company, which Executive may create in connection with and during the term of employment hereunder, free and clear of any claims by the Executive of any kind or character whatsoever (other than Executive’s right to compensation and benefits hereunder).

10.4	Survival

The provisions of this Section 10 shall survive any termination or expiration of Executive’s employment under this Agreement, irrespective of the reason therefore.

10.5	Enforceability; Remedies

The parties hereto agree that a breach by Executive of any of the provisions of Section 10 hereof will cause the Company great and irreparable injury and damage. By reason of this, Executive acknowledges that, in the event of a breach by Executive of any of the provisions of Section 10 hereof, the Company shall be entitled, in addition and as a supplement to any other rights or remedies it may have at law, to the remedies of injunction, specific performance and other equitable relief. This Section 10 shall not, however, be construed as a waiver of any of the rights which the Company may have for damages or otherwise.

11.	MISCELLANEOUS PROVISIONS

11.1	Severability

Executive acknowledges and agrees that (i) Executive has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants contained in Section 10.1 hereof are reasonable in temporal and geographic scope and in all other respects. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remaining provisions hereof shall be given full force and effect without regard to the invalid portions. The Company and the Executive intend to and hereby confer jurisdiction to endorse the restrictive covenants upon the courts of any jurisdiction within the geographical scope of the covenants.

11.2	Execution in Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

11.3	Notices

Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a fax to the Company) addressed as provided below and if either (a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the US mail, postage prepaid and registered or certified, and (c) in the case of fax, one business day shall have elapsed after dispatch.

If to the Company, to it at the following address:
Hartville Group, Inc.
3840 Greentree Avenue SW
Canton, Ohio
FAX 330-484-8081
Attention: C.E.O.
with a copy to:
Jack A. Bjerke
Baker & Hostetler, LLC
65 E. State Street, Suite 2100
Columbus, Ohio 43215-4260
or at such other address as the Company shall have specified by written notice actually received by the addresser.
If to Executive, to Executive at his home address as set forth in the records of the Company.
or at such other address as Executive shall have specified by written notice actually received by the addresser.
11.4	Entire Agreement and Subsequent Amendments

This Agreement constitutes the entire agreement between the Company and Executive relating to Executive’s employment and supersedes all prior agreements and understandings of the parties hereto, whether oral or written with respect to the subject matter herein.

This Agreement may be amended or altered only by the written agreement of the Company and Executive.

11.5	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflict of law.

11.6	Headings

The descriptive headings of the several sections of this Agreement are inserted for the sole purpose of convenience of reference, and do not constitute part of this Agreement or in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

11.7	Binding Effect; Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of:
(a)	the Company and its successors and assigns; and

(b)	Executive and to the benefit of Executive’s heirs, executors, administrators and legal representatives. Executive’s duties and obligations hereunder are personal and shall not be assignable or delegable in any manner whatsoever.

(c)	Other than the Restricted Stock or the Stock Options, the Company may assign the obligations under this Agreement (subject to a right of recourse by Executive to the Company in the event of any default hereunder) to an affiliate or to any intermediate parent of the Company.
11.8	Waiver

The failure of either of the parties hereto at any time, to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto, to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

11.9	Warranty and Capacity to Contract

The Company and Executive hereby represent and warrant to the other that:
(a)	they have full power and authority to execute this Agreement, and to perform their respective obligations hereunder;

(b)	such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in any breach of any agreements or other obligations to which Executive or the Company is otherwise bound; and

(c)	this Agreement is a valid binding obligation on Executive and the Company.
11.10	Arbitration

Except to the extent necessary for Executive or the Company to enforce rights under Section 11.9 above, or for the Company to enforce its rights under Section 10 above, or for the Executive to enforce his rights under Section 8, above, any case or controversy arising among the parties hereto under this Agreement, or the subject matter hereof, shall be settled by binding arbitration in Canton, Ohio under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrators shall be final and binding and the party against whom the award is rendered (“the non-prevailing party”) shall be specifically instructed in any such award to pay all reasonable attorney’s fees, disbursements of the prevailing party’s legal counsel, arbitration costs, expenses and filing fees incurred by the prevailing party in the arbitration proceeding. The American Arbitration Association shall appoint three (3) arbitrators to preside at the said arbitration proceeding and the arbitrators will determine in their decision and award, which is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitrators will render their award, upon the concurrence of at least two (2) of their number, no later than thirty (30) days after the conclusion of the arbitration proceedings. Judgment may be entered on the award of the arbitrators and may be enforced in any court of competent jurisdiction.

11.11	Remedies

All remedies hereunder are cumulative, are in addition to any other remedies provided by law and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy exclusively or to preclude the exercise of any other remedy. No failure or delay in exercising any right or remedy shall operate as a waiver thereof or modify the terms of this Agreement.

11.12	Survival

Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 8; and Section 9; and Section 10; and Section 11.1; and the other provisions of this Section 11 (to the extent necessary to effectuate the survival of Section 11) shall survive termination of this Agreement and any termination of Executive’s contract hereunder.

The Company shall be fully responsible for payment of its own costs and expenses incurred in the preparation and negotiation of this Agreement and all documents related thereto.

11.13	Deferred Compensation

This Agreement and all compensation derived herefrom are not intended to constitute compensation deferred under a nonqualified deferred compensation plan as contemplated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Consistent with the preceding sentence, the Executive and the Company shall agree on any changes to this Agreement to prevent the application of Section 409A of the Code, provided however that the changes do not incur additional equity to be issued or cash compensation to be paid.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written below.

EXECUTIVE

/s/ Christopher Edgar
Christopher Edgar

Executed at Canton, OH

Date February 9, 2006

BY HARTVILLE GROUP, INC.

/s/ Dennis C. Rushovich
Dennis C. Rushovich, Chief Executive Officer

Executed at Canton, OH

Date February 9, 2006

Exhibit A — Position Description

Titles:	Chief Marketing Officer of Hartville Group, Inc.

Reporting Lines:	Chief Executive Officer of Hartville Group, Inc.

Exhibit B
RESTRICTED STOCK AGREEMENT
     This restricted stock agreement (this “Agreement”) is entered into effective as of January 20, 2006 (the “Date of Grant”), between Hartville Group Inc., a Nevada corporation (the “Company”), and Christopher Edgar (the “Executive”).
Background Information
     A. The Company’s Board of Directors has approved and adopted the Restricted Stock Agreement (“Agreement”) pursuant to which the Board may grant equity-based awards (“Awards”) in the form of shares of the Company’s common stock, $.001 par value (“Shares”), to officers and other key employees of the Company.
     B. On the Date of Grant, the Board made an Award of 2,000,000 Shares to the Executive pursuant to this Agreement.
Statement of Agreement
     The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:
     §1. Award of Shares. The Company hereby awards 2,000,000 Shares (the “Issued Shares”) to the Executive subject to the terms and conditions of this Agreement.
     The purchase price for the Issued Shares shall be an amount equal to the total amount of the par value for such Shares, which purchase price shall be due and payable upon the execution of this Agreement by the Executive
     Following the execution of this Agreement by both parties and the payment of the purchase price for the Issued Shares, the Company shall cause a share certificate evidencing the Issued Shares to be issued in the Executive’s name (the “Share Certificate”).
     §2. Vesting. All of the Issued Shares shall be subject to forfeiture by the Executive until vested in accordance with this §2. The Issued Shares shall vest as follows:

Amount of Issued Shares	Vesting Date
500,000	March 31, 2006
500,000	June 30, 2006
500,000	September 30, 2006
500,000	December 31, 2006
     Notwithstanding the vesting schedule above, Issued Shares may also vest pursuant to the Employment Agreement between the Company and the Executive, dated January 20, 2006 (the “Employment Agreement”) and shall also vest upon a “Change in Control” of the Company. “Change of Control” means (i) any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”) (other than a current 10%

1

beneficial owner (as defined in Rule 13d-3 under the Act) of the Company’s securities) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then issued and outstanding securities of the Company or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company, whether by sale of assets, merger or otherwise.
     §3. Rights as a Stockholder. Subject to the terms of this Agreement, the Executive shall be entitled to all of the rights of a holder of Shares with respect to the Issued Shares, including the right to vote the Issued Shares and to receive dividends declared with respect to the Issued Shares. Nothing in this Agreement shall be construed, however, to confer to the Executive the right to continued employment with the Company for any period, and the Executive acknowledges that his employment is pursuant to the Employment Agreement and may be terminated by the Company as provided therein.
     §4. Tax Consequences. The Executive understands that he, and not the Company, shall be responsible for his own federal, state, local, or foreign tax liability and any of the other tax consequences that may arise as a result of the transactions contemplated by this agreement, including without limitation filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Section 83(b) Election”), if he deems it appropriate. The Executive shall rely solely on the determinations of his tax advisers or his own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. The Executive shall notify the Company in writing if the Executive files the Section 83(b) Election with the Internal Revenue Service within 30 days from the Date of Grant. The Company intends, in the event it does not receive from the Executive evidence of the Section 83(b) Election filing by the Executive, to claim a tax deduction for any amount that would be taxable to the Executive in the absence of such a Section 83(b) Election. If the Company is required to withhold or to pay any taxes with respect to the issuance or vesting of the Issued Shares, the Executive shall pay to the Company the amount of the required withholding or payment promptly following the Company’s request.
     §5. Investment Representations. The Executive hereby:
     (a) Acknowledges that he has been advised that the Issued Shares have not yet been registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon certain exemptions contained in the 1933 Act and the rules and regulations promulgated thereunder;
     (b) Understands and agrees that, because the Company is relying upon the exemptions contained in the 1933 Act and the rules and regulations promulgated thereunder, the Issued Shares must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from registration is determined by counsel for or satisfactory to the Company to be available; in the event that an exemption is not available or applicable, the Company shall (use its best efforts to) register the Issued Shares pursuant to Form S-8 or such other applicable registration statement.
     (c) Represents to the Company that he is acquiring the Issued Shares for his own account for investment purposes and not with a view to distribution or resale in connection with any distribution of securities within the meaning of the

2

1933 Act, and that no transfer of any of the Issued Shares will be made that will jeopardize the exemptions from federal registration referred to in subsection (a) above.
     (d) Represents to the Company that he is currently a resident of the New York;
     (e) Acknowledges that he understands that, in addition to the restrictions on transfer imposed by the federal securities laws, his rights to transfer of the Issued Shares are further restricted by applicable state securities laws and, notwithstanding any compliance with federal requirements, no transfer will be permitted unless it is done in compliance with applicable state laws;
     (f) Agrees that any certificate or certificates delivered to him evidencing the Issued Shares or any substitute therefor will contain a legend stating that the Issued Shares have not been registered under the 1933 Act and possibly setting forth the limitations on resale contained in or contemplated by this agreement; and
     (g) Agrees and understands that stop-transfer instructions prohibiting transfer of any of the Issued Shares in violation of the restrictions referred to in this Agreement will be filed with the Company and its transfer agent.
     §6. Legends. All certificates evidencing the Issued Shares shall be endorsed with the following legends (in addition to any legend required by applicable law):
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE 1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND CANNOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.
THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE RESTRICTED STOCK AGREEMENT DATED [date] BETWEEN THE COMPANY AND THE HOLDER OF THE SHARES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
     §7. Captions. The captions of the various sections of this Agreement are not part of the context of this Agreement, but are merely labels to assist in locating those sections and shall be ignored in construing this Agreement.
     §8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

3

HARTVILLE GROUP, INC.

By
	Dennis C. Rushovich, Chief Executive Officer	Christopher Edgar

Date:	February , 2006	Date: February , 2006

4